Exhibit 4.3

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 16, 2011, among PAETEC Holding Corp., a Delaware corporation (the “Company”), each of the entities listed on Annex A attached hereto as Subsidiary Guarantors (the “Subsidiary Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, PAETEC Escrow Corporation, a Delaware corporation (the “Escrow Issuer”), has heretofore executed and delivered to the Trustee an Indenture, dated as of December 2, 2010 (as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, and the Fourth Supplemental Indenture referred to below, the “Indenture”), providing for an initial issuance of an aggregate principal amount of $450,000,000 of the Company’s 9 7/8% Senior Notes due 2018 (the “Notes”) and the Company has heretofore executed and delivered to the Trustee a First Supplemental Indenture, dated as of December 6, 2010 (the “First Supplemental Indenture”), whereby the Company assumed all obligations of the Escrow Issuer in respect of the Notes and the Indenture as then in effect pursuant to Section 12.01 of the Indenture, and the Company and Subsidiary Guarantors have heretofore executed and delivered to the Trustee a Second Supplemental Indenture, dated as of December 6, 2010 (the “Second Supplemental Indenture”), a Third Supplemental Indenture, dated as of May 5, 2011 (the “Third Supplemental Indenture”), and a Fourth Supplemental Indenture, dated as of June 3, 2011 (the “Fourth Supplemental Indenture”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company and the Subsidiary Guarantors, when authorized by their Board of Directors (as evidenced by a Board Resolution), and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”) as calculated in accordance with Section 2.10 of the Indenture;

WHEREAS, the Company has obtained the Requisite Consents from the Holders to amend certain provisions of the Indenture on the terms hereinafter provided; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company and the Subsidiary Guarantors have been done;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

ARTICLE ONE

Definitions

1. Capitalized Terms. Capitalized terms used in this Supplemental Indenture (including the recitals hereto) without definition shall have the meanings set forth in the Indenture.

ARTICLE TWO

Amendments

Subject to the execution and delivery hereof by the parties hereto, the Indenture is hereby amended as follows:

1. Amendment to Section 1.01. Section 1.01 of the Indenture is hereby amended to add to Section 1.01 the following term and definition, in the appropriate alphabetical order:

“PAETEC Merger” means the acquisition of the Company by Windstream Corporation through the merger of Peach Merger Sub, Inc. with and into the Company, with the Company surviving as a wholly-owned subsidiary of Windstream Corporation, pursuant to the Agreement and Plan of Merger, dated as of July 31, 2011, as the same may be amended, by and among Windstream Corporation, Peach Merger Sub, Inc. and the Company, together with the other transactions contemplated thereby.”

2. Amendment to Section 4.11. Section 4.11 of the Indenture is hereby amended to add to the end of Section 4.11, as a new final sentence thereto, the following sentence:

“Notwithstanding the foregoing and any other provision of the Indenture or the Notes, this Section 4.11 shall not apply to a Change of Control resulting from the PAETEC Merger.”

3. Amendment to Section 4.17. Section 4.17 of the Indenture is hereby amended to add to the end of Section 4.17 the following new paragraph (f):

“(f) Notwithstanding the foregoing and any other provision of this Indenture or the Notes, in the event that any direct or indirect parent company of the Company becomes a guarantor of the Company’s obligations under the Notes, the Indenture shall permit the Company to satisfy its obligations in this Section 4.17 with respect to financial information and reports relating to the Company by furnishing the financial information specified in Section 4.17(a)(1) and the reports specified in Section 4.17(a)(2), in each case, relating to such parent company; provided that the financial information specified in Section 4.17(a)(1) is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.”

4. Form of Note. The first paragraph set forth under Section 6 of Exhibit A attached to the Indenture is hereby amended to add to the end of such paragraph, as a new final sentence thereto, the following sentence:

“Notwithstanding the foregoing and any other provision of the Indenture or the Notes, this Section 6 shall not apply to a Change of Control resulting from the PAETEC Merger.”

5. Terms of Notes. The terms of the $450,000,000 of Notes authorized pursuant to and issued under the Indenture include the terms in this Supplemental Indenture and the Indenture as amended thereby. The Notes are subject to all such terms and the Holders are referred to the Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of the Notes and the terms of the Indenture, the terms of the Indenture as amended hereby shall control.

ARTICLE THREE

Effectiveness

This Supplemental Indenture shall become effective when executed by the parties hereto.

ARTICLE FOUR

Miscellaneous

1. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

2. Trustee’s Disclaimer. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The recitals and the statements herein are deemed to be those of the Company and the Subsidiary Guarantors and not of the Trustee.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

4. Successors. All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture shall bind any successors thereto.

5. Counterparts. This Supplemental Indenture may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

7. Conflict with the Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

The Company

PAETEC Holding Corp.

By:	/s/ Mary K. O’Connell
Name:	Mary K. O’Connell
Title:	Executive Vice President, General Counsel and Secretary

The Subsidiary Guarantors

Each of the entities listed on Annex A attached hereto

By:	/s/ Mary K. O’Connell
Name:	Mary K. O’Connell
Title:	Senior Vice President, General Counsel and Secretary

The Trustee

The Bank of New York Mellon Trust Company, N.A.

By:	/s/ James M. Young
Name:	James M. Young
Title:	Senior Associate

ANNEX A

Access One Communications Corp.

Allworx Corp.

Cavalier IP TV, LLC

Cavalier Services, LLC

Cavalier Telephone Corporation

Cavalier Telephone Mid-Atlantic, L.L.C.

Cavalier Telephone, L.L.C.

CavTel Holdings, LLC

Compco, Inc.

Elantic Networks, Inc.

Intellifiber Networks, Inc.

LDMI Telecommunications, Inc.

McLeodUSA Information Services LLC

McLeodUSA LLC

McLeodUSA Purchasing, L.L.C.

McLeodUSA Telecommunications Services, L.L.C.

MPX, Inc.

Network Telephone Corporation

NT Corporation

OmniCall, Inc.

PaeTec Communications of Virginia, Inc.

PaeTec Communications, Inc.

PAETEC Corp.

PAETEC Integrated Solutions Group, Inc.

PAETEC iTel, L.L.C.

PAETEC Realty LLC

PaeTec Software Corp.

Pyramid Communication Services, Inc.

Quagga Corporation

SM Holdings, LLC

Talk America Holdings, Inc.

Talk America Inc.

Talk America of Virginia, Inc.

TC Services Holding Co., Inc.

Technology Resource Solutions, Inc.

The Other Phone Company, Inc.

U.S. Energy Partners LLC

US LEC Communications LLC

US LEC LLC

US LEC of Alabama LLC

US LEC of Florida LLC

US LEC of Georgia LLC

US LEC of Maryland LLC

US LEC of North Carolina LLC

US LEC of Pennsylvania LLC

US LEC of South Carolina LLC

US LEC of Tennessee LLC

US LEC of Virginia L.L.C.

XETA Technologies, Inc.